U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 10, 2016

MEDICINE MAN TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-55450	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

4880 Havana Street

Suite 102 South

Denver, Colorado 80239

(Address of principal executive offices)

(303) 371-0387

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective August 10, 2016, we executed a binding Term Sheet whereby we have reached an agreement to acquire Pono Publications Ltd. (“Pono”) and Success Nutrients, Inc. (“SNI”), each a Colorado corporation, in consideration for the issuance of an aggregate of 7 million shares of our Common Stock. As of that date our stock closed at a price of $1.80 resulting in a valuation for this acquisition of $12.6 million, which was reached as a result of arms length negotiation between the principals of each respective company.

Pono provides consulting services to the cannabis industry in Colorado and elsewhere. It is also the owner of a registered trademark, “Three A Light” through which it has published a book on how to cultivate marijuana. It initiated operations in late 2015 and has generated approximately $400,000 in revenue in the first seven months of operations in 2016.

The Pono Publications Inc. brand includes the Three A Light™ cultivation publication with a ‘Professional Grade’ version (scheduled for release by year end) being developed exclusively for both Three A Light™ and our current and future clients. This new cultivation protocol has already achieved yields in the 450-gram per square foot range of flowering canopy per year and is deployable in both greenhouse and indoor based cultivation facilities. In addition to having a consulting client in Las Vegas, since January of this year Pono has sold in excess of 800 of the Three A Light™ manuals listed for $500 on both their web site (www.threealight.com) and on Amazon.com.

The Success Nutrients brand provides one of the key underpinnings of the cultivation methodology and is essential to the overall Three A Light™ performance metric. With an investment of two years of research, development and intense testing, this product line was specifically formulated for the cannabis industry. Within nine months of commencement of operations, this new start up business has already achieved extraordinary growth, most recently generating $100,000 in sales in July 2016 (up from 1st month sales of $4,000 in December 2015). (www.successnutrients.com)

The combination of these two new businesses is expected to allow us to establish a cultivation improvement offering to our existing and future cultivation facility owners not yet able to achieve these performance levels. Adoption of this new methodology is also expected to allow our clients the ability to vastly improve their existing cultivation performance metrics while maintaining the highest quality product. There are no assurances this will occur.

Based upon a successful acquisition and through the deployment of these new business elements, we expect to develop new service offerings as well as industry leading improvements in our current deliverables that should be ready for deployment and generate additional income by the fourth quarter of 2016. However, there are no assurances this will occur, or that we will generate additional income within the time frame referenced, or at all.

The agreement is subject to our due diligence as well as execution of more definitive agreements, which shall contain customary representations. Due diligence is expected to be completed within 60 days from the date of the Term Sheet.

As previously disclosed in our filings, we are also engaged in discussions with other third parties to acquire them. While no assurances can be provided it is anticipated that we will engage in additional acquisitions in the near future. Each of these proposed acquisitions will be synergistic to our existing business and is intended to continue our efforts to become a national, full service cannabis company.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the execution of the Term Sheet described above is attached as Exhibit 99.2 and is hereby incorporated.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No. 10.2	Description Term Sheet between our company and Pono and SNI

99.2	Press Release Announcing Execution of Term Sheet

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.
(Registrant)

Dated: August 12, 2016	By:	/s/ Brett Roper
Brett Roper, Chief Operating Officer

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